Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dauch Corporation, of our report dated 17 April 2026, relating to the financial statements of Dowlais Group Limited appearing in the Current Report on Form 8-K/A of Dauch Corporation dated 17 April 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

01 May 2026